                                                                  EXHIBIT 21.1


                SUBSIDIARIES OF ACCREDO HEALTH, INCORPORATED,
                           A DELAWARE CORPORATION
                ---------------------------------------------

Southern Health Systems, Inc. a Tennessee corporation

Horizon Health Systems, Inc., d/b/a Hemophilia Health Services, a Tennessee corporation

Nova Factor, Inc. a Tennessee corporation